Exhibit 10.10


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                        FIRST NATIONAL BANK OF LITCHFIELD
                          DEFERRED DIRECTORS' FEE PLAN

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                         Effective Date January 1, 1996
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                                    ARTICLE I
                        NAME, PURPOSE AND EFFECTIVE DATE


1.01 Name and Purpose. The plan set forth herein shall be known as the First National Bank of Litchfield Deferred Directors' Fee Plan (the "Plan"). The Plan is established by the First National Bank of Litchfield and shall be maintained for the purpose of providing for the deferred payment of retainer and meeting fees to the Directors of the Bank electing to participate in the Plan.

1.02 Effective Date. The Effective Date of the Plan shall be January 1, 1996. The Plan shall only apply to a Director who performs services as a Board member as such on or after the Effective Date.

                                   ARTICLE II
                                   DEFINITIONS

Wherever used in this Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

2.01 "Annual Deferral Account" means the account of a Director which is credited with the Director's retainer and fee deferrals and investment experience under Article IV.

2.02      "Beneficiary"   means  the  person  or  persons  (including  a  trust)
          designated by the Director on the form provided by the Plan Administrator to receive any death benefit payable under the Plan. In the absence of any designation, the Beneficiary shall be the Director's estate.

2.03      "Bank" means First National Bank of Litchfield.

2.04 "Change of Control" means (i) the acquisition of fifty percent (50%) or more of the outstanding shares of common stock of the First Litchfield Financial Corporation (the "Corporation") by any person, or affiliated persons after January 1, 1996, other than any person (including individuals, partnerships, corporations, trust and estates), or affiliated persons that individually, or collectively, owned at least fifty percent (50%) of such stock on January 1, 1996,
          (ii) the dissolution or liquidation of the Corporation, or any merger or consolidation of the Corporation with another corporation in which the Corporation is not the surviving corporation, (iii) a change in the composition of the Board of Directors of the Corporation that results in more than one-half of the individual members of the Board neither being (a) directors of the Corporation on a date three (3) years earlier, nor (b) individuals whose election to the Board was approved by a majority of the individuals who were directors on the date described in (a), and were still in office on the date the Board approved


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          the  election  of  such  individuals,   or  (iv)  the  sale  or  other
          disposition,   of  all,  or  substantially  all,  the  assets  of  the
          Corporation. Notwithstanding the foregoing, a Director may elect in writing not to have an event considered a change of control as to his or her Account. Such election must be made within twenty (20) days of the event that would otherwise be considered a change of control.

2.05 "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

2.06 "Hardship" means an unforeseeable emergency, or severe financial hardship, involving a sudden and unexpected severe illness or serious accident of the Director or of a dependent of the Director, all as determined by the Plan Administrator.

2.07      "Plan Year" means the calendar year.

2.08 "Plan Administrator" means the individual or group of individuals chosen by the Board of Directors of the Bank to administer the terms of the Plan.

Wherever used in the Plan, the masculine shall include the feminine and the singular shall include the plural, unless the context indicates otherwise.

                                   ARTICLE III
                           ELIGIBILITY TO PARTICIPATE

3.01 Eligibility. All members of the Board of Directors who receive Director's fees shall be eligible to participate under the Plan. As of January 1, 1996, the individuals eligible to participate are those individuals listed on the attached Appendix A.

                                   ARTICLE IV
                           DEFERRAL OF DIRECTORS' FEES

4.01 Amounts Payable Under the Plan. The amounts payable under the Plan are based solely on the value of the Director's interest in the amounts credited and accumulated on his behalf in his Account. The following provisions of this Article detail the basis for crediting amounts to the Accounts of Directors.

4.02 Annual Deferral Election. Each Director may enter into a Fee Deferral Agreement to defer payment of his retainer or meeting fees in any amount or percentage allowed under the Fee Deferral Agreement. That amount so deferred shall be credited to the Director's Account. Except in the case of either a Director who first becomes eligible to participate in the Plan after the Effective Date, or the first year the Plan is effective, the election to defer, or a change of a prior election, must be made by the Director, prior to the first day of the Plan Year for which such amount would otherwise be payable in cash to the Director, but for the


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          deferral election. The election shall be made on forms provided by the
          Plan Administrator. A Director may reduce or terminate his election only as its relates to fees for future service.

          In the case of the first year the Plan is effective, or when a Director first becomes eligible to participate, a Director may make the election, with respect to retainer and meeting fees earned and payable after such election, within thirty (30) days of the Plan's Effective Date, or within thirty (30) days of first becoming eligible to participate, if later.

          Notwithstanding the foregoing, in the event that a Director is to be paid fees which are in addition to those in effect at the beginning of the Plan Year on account of agreeing to perform services as a Board member in addition to those which were contemplated at the beginning of the Plan Year, the Director may elect to defer all or a portion of such additional fees; provided, that such election is made prior to the earlier of (i) the date the additional fee is payable in cash and
          (ii) the date the additional services are to be rendered.

4.03 Vesting. The Director shall be fully and immediately vested in all amounts credited to his Account.

4.04 Investment Options. The Plan Administrator may identify one or more investment funds in which the Director's Account shall be invested. If there is more than one such funds, the Plan Administrator may allow the Director to direct the fund or funds in which his Account is invested. In such event, the Plan Administrator shall establish rules, respecting the investment directions, including rules governing the investment funds offered and manner and frequency of making or changing such directions. Notwithstanding the foregoing, the Plan Administrator may specify a rate of investment return for the Account of any or all Directors in lieu of identifying an investment fund for such Account.

4.05 Adjustment of Accounts. The Accounts of each Director shall be adjusted as of the last day of each quarter of the Plan Year, and as of any additional date or dates within the Plan Year the Plan Administrator determines to be appropriate, to reflect investment returns under Section 4.04, and may in the Plan Administrator's discretion, be charged with expenses that are incurred with respect to such investments (including, without limitation, brokerage commissions).

                                    ARTICLE V
                  PAYMENT OF BENEFITS AND HARDSHIP WITHDRAWALS

5.01 Form of Payment Upon Termination of Deferral Period. Unless an alternate form of payment has been previously elected by the Director under Section 5.03, the Director shall receive a single lump sum payment which may be made in cash or kind the full value of his Account following the deferral period elected by the Director on the Fee Deferral Agreement, or if no deferral period is elected, upon the cessation of his providing services as a Director. Payment shall be made at the time specified in Section 5.04.


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5.02      Form of Payment Upon Death.  Upon a Director's  death,  the Director's
          Beneficiary shall receive a single lump sum payment of the remaining value of the Director's Account. Any election made by the Director under Section 5.03 to receive his benefit in an alternate form of payment shall not apply to payment under this Section.

5.03 Alternate Form of Payment. The Director may irrevocably elect to receive payment of his benefit under the Plan in any alternate form of payment allowed by the Plan Administrator, including periodic or non-periodic payments. Such election shall be made prior to the beginning of the calendar year in which the payment of the Director's benefit would otherwise be made in a lump sum in accordance with
          Section 5.04.

5.04 Time of Payment. Payment of the Plan benefit shall be made, or commence, within thirty (30) days following the end of the deferral period elected by the Director or within thirty (30) days following the end of the Plan Year in which the Director ceases to be a member of the Board if no deferral period is elected; provided, however, that the Director may be allowed to irrevocably elect a later date of payment or commencement. Any election by the Director to defer payment shall be made prior to the beginning of the Plan Year in which the Director would otherwise receive payment of his benefit in the form of a lump sum payment. Provided, further, that in the event no deferral period is elected the Director may elect to accelerate payment to within sixty
         (60) days following the date the Director ceases to be a member of the Board if such election is made before the end of the Plan Year preceding the Plan Year such cessation occurs. Notwithstanding the foregoing, in the event of a Change of Control, payment shall be made in a single lump sum payment within thirty (30) days of such event. If payment is not made in accordance with the preceding sentence the value of the Director's Account as of the date of the Change of Control shall be increased by the greater of (1) 10% per month and (2) the investment return determined in accordance with Section 4.05, until payment is made.

5.05 Hardship Withdrawals. At the request of a Director, the Plan Administrator may, in its sole discretion, distribute all, or part, of the interest in his Account on account of Hardship. Such distribution is limited to the amount necessary to satisfy the cause of the Hardship.

                                   ARTICLE VI
                                     FUNDING

6.01 Funding. The Bank shall not be under any obligation to establish a fund or trust in order to pay the benefits under the Plan. Payments shall only be required as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor, against the Bank, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Director, or Beneficiary hereunder.


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          Notwithstanding  the  foregoing,  in order to pay benefits  under this
          Plan as they become payable, one or more grantor trusts may be established, within the meaning of Section 671 of the Code, as may be amended from time to time and, periodically, assets may be transferred to such trust or trusts. The assets so transferred shall at all times be subject to the claims of each trust grantor's general creditors, and neither the Plan, nor any Director or Beneficiary, shall have any preferred claim or right, or any beneficial ownership interest in, any such trusts assets prior to the time such assets are paid to a Director or Beneficiary, and all rights created under this Plan, and any trust(s) shall be mere unsecured contractual rights.

                                   ARTICLE VII
                                  MISCELLANEOUS

7.01 No Guarantee of Status as a Director. Nothing contained in this Plan shall be construed as a right of any Director to be continued as a Director or as a limitation on the right of the Bank to deal with any Director, as to his continuation on the Board, his discharge, or his compensation.

7.02 Rights Under Plan. Nothing in this Plan shall be construed to limit, broaden, restrict, or grant any right to any Director or any Beneficiary thereof under any other retirement or deferred compensation plan, nor to grant any additional rights to any such Director or Beneficiary thereof under any other plan, nor in any way to limit, modify, repeal or otherwise affect the right to amend or modify any other such plan.

7.03 Amendments/Termination. The Bank reserves the right to make, from time to time, amendments to, or to terminate, this Plan by vote duly adopted by the Board of Directors. If the Plan is terminated the amount payable to a Director (or Beneficiary) under the Plan as of the termination date shall not be less than the Director's interest in the amounts in his Account.

          Notwithstanding the foregoing, if there is a Change of Control, no amendment or termination of the Plan can be made on or after the date of the Change of Control. In such event the Plan shall not be terminated until all amounts are paid to participating Directors and their beneficiaries.

7.04 Nonassignability. Any benefit payable under this Plan shall not be subject to alienation, assignment, garnishment, pledge, execution, attachment or levy of any kind and any attempt to cause any benefit to be subjected shall not be recognized, except to the extent required by applicable law.

7.05 Plan Administration. The Plan shall be operated and administered by the Plan Administrator whose decision on all matters involving the interpretation and administration of the Plan shall be final and binding.


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7.06      Governing Law. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Connecticut, except as any such laws may be superseded by Federal law.

     IN WITNESS WHEREOF, and to evidence the adoption of the Plan, First National Bank of Litchfield has caused this document to be executed by its duly authorized officer, and its corporate seal to be hereunto affixed this twenty-eighth day of September, 1995.

(Seal)


                                    By: /s/ Jerome J. Whalen
                                        ----------------------------------------
                                    Title: President and Chief Executive Officer


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                     FIRST NATIONAL BANK OF LITCHFIELD ETC.
                          DEFERRED DIRECTORS' FEE PLAN

                       APPENDIX A - As of January 1, 1996


Director's Name                                    Initial Date of Participation


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